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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)
             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934


                      WEIDER NUTRITION INTERNATIONAL, INC.
                                (Name of Issuer)


                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)


                                   948603 10 5
                                 (CUSIP Number)






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                                       13G


CUSIP NO.         948603 10 5

1.       NAME OF REPORTING PERSON:
                   Hornchurch Investments Ltd.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) / /
                                                                   (b) / /

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION:
                  Organized under the laws of the Isle of Man, United Kingdom.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.       SOLE VOTING POWER:
                                    1,293,266 shares of Class A Common Stock

6.       SHARED VOTING POWER:
                                            -0-

7.       SOLE DISPOSITIVE POWER:
                                    1,293,266 shares of Class A Common Stock

8.       SHARED DISPOSITIVE POWER:
                                             -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON:
                                    1,293,266 shares of Class A Common Stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES:
                               / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
                                              15.8%

12.      TYPE OF REPORTING PERSON:
                                              CO

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ITEM 1.

         (a)      NAME OF ISSUER:  Weider Nutrition International, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           2002 South 5070 West
                           Salt Lake City, Utah 84104-4726

ITEM 2.

         (a)      NAME OF PERSON FILING:  Hornchurch Investments Ltd.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                           Atlantic House
                           4-8 Circular Road
                           Douglas, Isle of Man

         (c)      CITIZENSHIP:  Isle of Man, United Kingdom

         (d)      TITLE OF CLASS OF SECURITIES:

                      Class A Common Stock, $.01 par value

         (e)      CUSIP NUMBER:  948603 10 5

ITEM 3.           Not applicable.

ITEM 4.           OWNERSHIP

         (a)      AMOUNT BENEFICIALLY OWNED:

                           1,293,266 shares of Class A Common Stock

         (b)      PERCENT OF CLASS: 15.8%

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)               SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                    1,293,266 shares of Class A Common Stock

                  (ii)              SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                                                    -0-

                  (iii)             SOLE POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:
                                    1,293,266 shares of Class A Common Stock

                  (iv)              SHARED POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:
                                                    -0-


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ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON:

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10.          CERTIFICATION:

                  Not applicable.

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                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:   July 9, 1997


                                           HORNCHURCH INVESTMENTS LTD.


                                           /S/ HORNCHURCH INVESTMENTS LTD.
                                           ------------------------------------
                                           BY:DAVID CREVIER
                                           TITLE:ATTORNEY


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